Exhibit 23.1

PricewaterhouseCoopers LLP Chartered Accountants PO Box 82 Royal Trust Tower, Suite 3000 Toronto Dominion Centre Toronto, Ontario Canada M5K 1G8 Telephone +1 416 863 1133 Facsimile +1 416 365 8215

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 22, 2005 relating to the consolidated financial statements for the year ended April 30, 2005, which appears in the Reports of Foreign Private Issuer on Form 6-K filed by Geac Computer Corporation Limited with the Securities and Exchange Commission on June 23, 2005.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Toronto, Canada
June 23, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.